EXHIBIT 10.2

PELEUS REINSURANCE LIMITED

PXRE House

110 Pitts Bay Road

Pembroke HM 08

Bermuda

21 June 2007

Dear Andrew

Following the recent conversations with us, I am writing to confirm the terms of our offer of employment with the Company.

You will find a list of defined terms used in this Agreement and provisions dealing with its interpretation in Clause 18.

1.	YOUR APPOINTMENT

1.l	Capacity

The Company will from the Effective Date employ you as President on the terms of this Agreement. You agree that you will continue to serve the Company in that capacity or in such other capacity of similar status as may reasonably be required of you from time to time by the Chairman.

1.2	Articles of association

If you are a director of the Company, you will comply with the obligations and restrictions imposed on directors in the relevant articles of association from time to time.

2.	YOUR DUTIES DURING YOUR APPOINTMENT

2.1	Duties and responsibilities

During your Appointment you will:

(a)	loyally and diligently perform such duties and exercise such powers for the Company as the Chairman may from time to time reasonably require;

(b)	keep the Chairman properly and regularly informed about the business of the Company and your activities in those businesses;

(c)	comply with the reasonable and lawful directions given from time to time by the Chairman;

(d)	comply with the Company’s articles of association, internal codes of conduct for its employees and all relevant policies and procedures;

(e)	co-operate with the Company in complying with its obligations on health and safety;

(f)	promote and protect the interests of the Company, always giving it the full benefit of your knowledge, expertise and skill and not knowingly or deliberately do anything which is to its detriment, including having any direct or indirect involvement in any situation whereby work or business opportunities are or may be diverted away from the Company;

(g)	immediately notify the Chairman if you become aware of or involved in anything which adversely affects or may adversely affect the business, interests or reputation of the Company;

and in each case, you will cooperate with the Company in any investigation which it may decide to carry out.

2.2	Commitment to role

(a)	You have no normal working hours but are required to work during normal business hours and such other hours as may be reasonably necessary for the proper performance of your duties for the Company. You agree that the duration of your working time is not measured or pre-determined and can be determined by you in a manner consistent with your Appointment; and

(b)	You will (unless prevented by ill health or injury) devote the whole of your working time, attention and abilities during your Appointment to the business of the Company and will not without the prior written consent of the Chairman (not to be unreasonably withheld or delayed so long as the Chairman is satisfied that your Appointment will not be adversely affected):

(i)	accept any other appointment, work for or be directly or indirectly engaged in or concerned with the conduct of any other business; or

(ii)	be directly or indirectly financially interested in any such business, although this will not prevent you from holding or being interested in genuine investments representing not more than five per cent of any class of shares or securities in any company whether or not listed or dealt in on any recognised stock exchange.

2.3	Unauthorised benefit

You will not, without the prior written consent of the Chairman, directly or indirectly receive or retain any payment or benefit, either in respect of any business transacted (whether or not by you) by or on behalf of the Company or with a view to any such business being transacted.

3.	LOCATION

3.1	Base

You will initially be based at the Company’s head office in Bermuda.

3.2	Mobility

You will be required to travel to other locations outside Bermuda, in the performance of your duties as the Company requires. You will be based in the United Kingdom on a permanent basis.

4.	SALARY

4.1	Salary

Your Salary will be at the rate of £385,000.00 per annum inclusive of any director’s fees which you may be entitled to as a director. It will accrue from day to day and will normally be payable by equal instalments in arrears on or before the 25th day of each month and will be subject to such deductions as may be required by law or under the terms of this Agreement.

4.2	Salary review

The Chairman will review your Salary annually, but such review does not necessarily imply an increase. The review will take account of such factors as he considers, in its absolute discretion, to be appropriate, which may include anticipated future performance or service and/or past performance of you and/or the Company, although it has no obligation to take any of these factors into account. Any increase in the rate of your Salary will normally be effective from 1 April in each year following the review, the first of such review being with effect from 1 April 2009.

4.3	Monies owed to Group

The Group may deduct from any money owed to you any money which you owe to the Company.

5.	EXPENSES

You will be entitled, on production of satisfactory evidence of payment or expenditure, to be reimbursed all reasonable out-of-pocket expenses properly and wholly incurred by you in the performance of your duties in accordance with the Company’s policy on expenses.

6.	ILL HEALTH AND INJURY

6.1	Salary during period of incapacity

If during your Appointment you are physically or mentally unable to perform your duties for the Company as a result of ill health or injury, you will, for so long as your Appointment continues, be entitled to your Salary during any period of incapacity of up to a total of 180 days (whether consecutive or not) in any period of 52 consecutive weeks. Thereafter, for so long as your Appointment continues, any further payments will be limited to such salary as may be determined in the sole discretion of the Chairman. As a condition of any such payment, you may be required to comply with Clause 10 (Obligations relating to Termination) as if your Appointment had been terminated. For the purpose of statutory sick pay, your qualifying days are Monday to Friday, to the extent that you are based in the United Kingdom.

6.2	Evidence of incapacity

The payment of any such Salary will be:

(a)	subject to the production of satisfactory evidence from a registered medical practitioner for any period of absence in excess of seven consecutive days; and

(b)	inclusive of any statutory sick pay to which you may be entitled and the Company may deduct from your Salary the amount of any social security benefits you may receive or be entitled to receive.

6.3	Medical examination

At the reasonable request and expense of the Company, you will submit yourself to a medical examination by a doctor of the Company’s choice. The Company may make a request at any time whether or not you are unable to perform your duties for the Company as a result of ill health or injury. If the doctor is unable to confirm that you are fit to perform your duties or if there are factors which the doctor considers are relevant to the performance of those duties, you will co-operate in ensuring the prompt delivery of all relevant medical reports to the Company and will allow the Company access to any relevant medical report which has been prepared by a medical practitioner responsible for your clinical care which is relevant to your ability to perform your duties.

6.4	Termination on ground of ill-health

If you have been incapacitated by ill health or injury for the period set out in Clause 6.1, the Company may, at any time prior to both your full recovery and full return to work and notwithstanding any other provision of this Agreement, terminate your Appointment with immediate effect by notice in writing to you, unless it is a requirement by any long term disability policy which is part of your Appointment that you remain employed. In that event your only entitlements will be those under such policy and as a condition of receiving payment, you will comply with Clause 10 (Obligations relating to Termination) as if your Appointment had terminated.

7.	HOLIDAYS

7.1	Holiday entitlement

You will (in addition to normal public holidays) be entitled to 20 paid days’ holiday in each complete Holiday Year during your Appointment. You will take no fewer than 20 days holiday (including public holidays) in each Holiday Year. This holiday is to be taken at such times as are convenient to the Company in line with its operational requirements and the availability of other directors of the Company.

7.2	Calculation of entitlement

The entitlement to holiday accrues pro rata throughout each Holiday Year. Any entitlement to holiday remaining at the end of any Holiday Year will lapse and no salary in lieu of such entitlement will be paid.

7.3	Holiday entitlement on Termination

On the Termination of your Appointment you will be entitled to a Day’s Salary in lieu of each day’s holiday accrued due but not taken. If you have taken holiday in excess of your accrued entitlement, the Company may deduct a Day’s Salary for each excess day taken from any monies owed to you by the Company.

8.	BENEFITS DURING YOUR APPOINTMENT

8.1	Pension

The Company shall provide access to a designated stakeholder pension scheme as provided by law. The Company does not make any contributions to such stakeholder scheme.

8.2	Insurance

(a)	During your Appointment the Company will:

(i)	at its expense provide life assurance for you at 2.5 times your salary; and

(ii)	reimburse you for the premium for private medical insurance for you and your spouse and dependant children up to the age of 18 years, up to a maximum amount of £2,000 for each complete year of your Appointment or such higher amount as the Chairman agrees in writing; and

(iii)	long term disability cover on the same basis as cover is provided to other employees of similar seniority to you.

(b)	You agree that, if the Company provides you with any insured benefits the Company does not have ultimate responsibility for the decisions taken by the insurers about any claim by the Company. The Company agrees to take reasonable steps to protect you and your benefits, which may include providing information to the insurers and /or you and making representations on your behalf but which will not require the Company to issue legal proceedings. Any such insured benefits will be subject always to the terms of the relevant insurance policy between the Company and the insurer.

9.	TERMINATION

9.1	Period of notice

Your Appointment will continue until the Company gives you not less than 12 months’ written notice to terminate it or you give the Company not less than six months’ such notice.

9.2	Termination with immediate effect

The Company may, notwithstanding any other provision of this Agreement at any time by notice in writing to you, terminate it with immediate effect:

(a)	if a petition is presented or any order is made or any notice is issued convening a meeting for the purpose of passing a resolution for your bankruptcy or you become bankrupt or makes any composition or enter into any deed of arrangement with your creditors generally;

(b)	if you are prohibited by law or by any decision of a regulatory body from being a director or taking part in the management of the Company;

(c)	if you are convicted of:

(i)	a criminal offence other than one which in the reasonable opinion of the Chairman does not affect your position as an employee of the Company, bearing in mind the nature of your duties and the capacity in which you are employed; or

(ii)	an offence relating to insider dealing;

(d)	if you commit, in the opinion of the Financial Services Authority, the civil offence of market abuse under the Financial Services and Markets Act 2000;

(e)	if you are guilty of gross misconduct in connection with or affecting the business of the Company;

(f)	if you commit any serious and material breach of your obligations under this Agreement; or

(g)

if you behave in a manner (whether on or off duty) which is in the reasonable opinion of the Company likely to bring the Company into serious disrepute or materially prejudice its interests or which seriously impairs your ability to perform your duties.

9.3	Retirement

Notwithstanding any other provision of this Agreement, your Appointment will automatically cease without any notice being given on your 65th birthday, subject to the Company’s consideration of any request made by you to extend your Appointment beyond this date in accordance with the Employment Equality (Age) Regulations 2006.

9.4	Payment of salary in lieu

(a)	Instead of requiring you to continue performing your duties and requiring the Company to provide you with duties during any unexpired period of your Appointment, the Company may, at its sole discretion, by written notice elect to terminate your Appointment with immediate effect and give you a payment of Salary for such unexpired period, less such deductions as are required by law.

(b)	For the avoidance of doubt this Clause will not prevent the Company from terminating your Appointment in breach of its terms.

9.5	Garden leave and projects

If the Company wishes to terminate your employment or if you wish to leave the employment of the Company in either case before the expiry of the period of notice specified in Clause 9.1 and whether or not notice has been given under that Clause, the Company may require you:

(a)	to perform reasonable duties not within your normal duties or to undertake special projects, having regard to your skills and experience;

(b)	not to attend for work for all or any part of the period of notice (if notice has been given) or (if notice has not been given) for a period equivalent to the notice required to be given by you under Clause 9.1. For so long as you are not required to work during such period, you will remain an employee of the Company. You will continue to receive your Salary and other contractual entitlements and will continue to be bound by all the terms of this Agreement. You will not directly or indirectly work for any person, have any contact with any customer of the Company, or for business purposes, have contact with any employee of the Company without the prior written agreement of the Board.

10.	OBLIGATIONS RELATING TO TERMINATION

10.1	Your obligations

Upon the Termination of your Appointment or, upon the exercise by the Company of its right under Clause 9.5(b) (Garden leave and projects), you will:

(a)	hand over to the Company all property belonging to it or relating to its business (including but not limited to any Confidential Information and any Executive Intellectual Property and Executive Inventions) which may be in your possession or under your control, and without you or anyone on your behalf keeping copies of any reproduceable items or extracts from them and without having downloaded any information stored on any computer storage medium. You will, on being requested to do so, send to the Chairman a signed statement that you have complied with this Sub-clause 10.1(a); and

(b)	transfer without payment to such person as the Company nominates any nominee shares registered in your name and held in trust for the Company.

10.2	Resignation of directorships

Upon the Termination of your Appointment or (if earlier) upon either party giving notice under Clause 9 (Termination) and the Company exercising its rights under Clause 9.4 (Payment of Salary in lieu) or 9.5 (Garden leave and projects), you will resign at the request of the Company, without claim for compensation, from all offices held by you and from all trusteeships held by you of any pension scheme or other trusts established by the Company. Should you fail to do so the Board is irrevocably authorised to appoint a person in your name and on your behalf to sign any documents and take such other steps as are necessary to give effect to such resignations. Such resignations will be given and accepted without prejudice to any claims which the Company and you may have arising out of or in connection with your Appointment and its Termination.

11.	STATEMENTS AND FURTHER ASSISTANCE

After the Termination of your Appointment you:

(a)	will not at any time make any adverse, untrue or misleading statement about the Company or its officers or employees nor will you represent yourself as being employed by or connected with any such company; and

(b)	for a period of up to 12 months will co-operate with any member of the Company for whom you performed duties by providing such reasonable assistance as may be required in connection with any matters, where it considers that you have knowledge or information which is relevant to such matter. The provision of such assistance may include attending meetings, giving and signing statements and attending hearings. The Company will reimburse you for the reasonable out of pocket expenses incurred by you in providing such assistance.

12.	CONFIDENTIALITY, INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIVE COVENANTS

You agree to be bound by the provisions of Schedule 1 (Confidentiality, intellectual property rights and restrictive covenants).

13.	DATA PROTECTION AND USE OF MONITORING OF EQUIPMENT

You agree that the provisions of Schedule 2 (Data Protection and use and monitoring of equipment) are part of your Appointment.

14.	CONTINUING OBLIGATIONS

The Termination of your Appointment will not affect the rights or remedies of either party against the other in respect of any prior breach of any of its provisions or the continuing obligations of either you or the Company under any provision of this Agreement expressed to have effect after your Appointment has terminated.

15.	DISCIPLINARY AND GRIEVANCE

The following information is supplied pursuant to the Employment Rights Act 1996 and reflects the Company’s current practice:

(a)	You are expected to exhibit a high standard of propriety, integrity and efficiency in all your dealings with and in the name of the Company and the Group and may be suspended (with pay) during any investigation which it may be necessary for the Company to undertake. If it becomes necessary to take disciplinary action against you, it will normally be dealt with by the Chairman;

(b)	If you are dissatisfied with any disciplinary decision (including dismissal), you should appeal against such decision to another senior member of the Company not previously involved. The decision of the appeal hearing will be final and binding;

(c)	If you have any grievance relating to your Appointment or matters where you consider the Company is failing to comply fully with its legal obligations, you should refer such matter to the Chairman or, in his absence, to another senior member of the Company. Should you remain dissatisfied with the decision made, an appeal may be made to another senior member of the Company not previously involved. The decision of the appeal hearing will be final and binding.

16.	THIRD PARTIES

16.1	Enforcement of Agreement

If the Company after your Appointment has started forms any Associated Company, this Agreement is entered into by the Company for itself and in trust for that other Associated Company with the intention that each company will be entitled to enforce the terms of this Agreement directly against you as if it was the Company and you will enter into such direct obligations with such Associated Company as the Company may request.

16.2	Rights of third parties

The Contracts (Rights of Third Parties) Act 1999 will not create any rights in your favour in relation to the benefits granted now or at any time in connection with your employment.

17.	NOTICES

All notices and other communications relating to your Appointment will take effect if delivered, upon delivery; if posted, at the earlier of the time of delivery and (if posted in the United Kingdom by first class post) 10.00 a.m. on the fifth business day after posting; or if sent by facsimile, when a complete and legible copy of the communication has been received. Any communications posted to you should be sent to your last known domestic address or your last known home fax number. Any communications posted to the Company should be sent to the Company’s head office, for the attention of the Company Secretary or faxed to any fax number indicated by the Company for the use of confidential documents addressed to the Chairman.

18.	DEFINITIONS AND INTERPRETATION

18.1	Defined terms

In this Agreement:

“Appointment” means your employment on the terms of this Agreement;

“Associated Company” means any company which for the time being is:

(a)	a holding company (as defined by s736 Companies Act 1985) of the Company;

(b)	a subsidiary (as defined by the same section) or a subsidiary undertaking (as defined by s258 Companies Act 1985) of the Company or of any holding company of the Company; or

(c)	a company over which the Company or any holding company of the Company has control within the meaning of s416 Income and Corporation Taxes Act 1988;

“Board” means the board of directors of the Company, as constituted from time to time, including any duly appointed committee or nominee of the Board;

“Chairman” means the person holding that position from time to time or his nominee;

“Confidential Information” means the confidential information and trade secrets included in paragraph 1.1 of Schedule 1;

“Day’s Salary” means 1/260th of your Salary;

“Effective Date” means 1 February 2008 or such earlier date as you are free to take up employment with the Company. This is the date your period of continuous employment will begin;

“Executive Personal Data” means Personal Data and Sensitive Personal Data;

“Executive Intellectual Property” means all Intellectual Property and all works in which Intellectual Property rights subsist or may subsist and any related materials which you alone or with one or more others make, originate or develop during the period of your employment with the Company (whether or not made, originated or developed during normal working hours) and which affect or relate to its business of or are capable of being used or adapted for use in it;

“Executive Invention” means all inventions (which term bears the same meaning as the Patents Act 1977) which you alone or with one or more others may make, originate or develop during the period of your employment with the Company (whether or not made, originated or developed during normal working hours) and which affect or relate to its business or are capable of being used or adapted for use in it;

“Group” means the Company and/or any Associated Company;

“Holiday Year” means the calendar year;

“Intellectual Property” means all present and future intellectual property, including patents, utility models, trade and service marks, trade names, domain names, rights in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and know-how, in all cases whether or not registered or registrable and including registrations and applications for registration of any of these and rights to apply for the same, rights to receive equitable remuneration in respect of any of these and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world, in each case for the full term thereof including all renewals and extensions;

“Personal Data” means personal data (as defined by s1 (1) Data Protection Act 1998) about you;

“Salary” means the salary payable from time to time under Clause 5.1 (Salary);

“Sensitive Personal Data” means data about your:

(d)	racial or ethnic origins;

(e)	political opinions

(f)	religious beliefs or other beliefs of a similar nature;

(g)	membership of a trade union;

(h)	physical or mental health or condition;

(i)	sexual life; and

(j)	commission or alleged commission of any offence, or any proceedings for any offence committed or alleged to have been committed by you, the disposal of such proceedings or any sentence of any court in connection with such proceedings;

“Termination” means the ending of your Appointment however it arises and irrespective of its cause or manner but excluding wrongful termination by the Company in relation to Schedule 1, Paragraph 3 (Restrictive covenants).

18.2	Construction

(a)	The provisions of Schedule 13, Part 1 Companies Act 1985 apply in determining whether you have an interest in any shares or other securities.

(b)	References to acting directly or indirectly include acting alone or jointly with or on behalf of or by means of another person and/or giving advice or providing services with a view to assisting another person.

(c)	References to a person include an individual, firm, corporation and any other organisation however it is constituted and words denoting the singular include the plural and vice versa.

(d)	References to an individual holding a position in the Company mean the holder of that position from time to time or his or her nominee or such other representative as the Board may nominate.

(e)	References to statutory provisions are construed as references to those provisions as amended or re-enacted from time to time (whether before or after the date of this Agreement) and references to documents are construed as references to documents as replaced or amended from time to time after the date of this Agreement.

(f)	References to this Agreement include the Schedules which form part of this Agreement for all purposes.

(g)	Unless the context otherwise requires, references to Clauses and Schedules are to Clauses and Schedules to this Agreement and reference in a Schedule to Paragraphs are to Paragraphs of that Schedule.

19.	MISCELLANEOUS

19.1	Status of Agreement

(a)	This Agreement operates in substitution for and wholly replaces with effect from the Effective Date all terms previously agreed between the Company and you which will be deemed to have been terminated by mutual consent.

(b)	Except as otherwise agreed in writing, this Agreement constitutes the entire agreement and understanding between the parties. The Company will have no liability or remedy in tort against it in respect of any representation, warranty or other statement (other than those contained in this Agreement) being false, inaccurate or incomplete unless it was made fraudulently. You acknowledge that you are not entering into this Agreement in reliance on any representation, warranty or undertaking which is not contained in this Agreement.

(c)	No variation or addition to this Agreement and no waiver of any provision of it will be valid unless in writing and signed by or on behalf of both parties.

19.2	Jurisdiction

This Agreement will be construed in accordance with English law and the parties irrevocably submit to the jurisdiction of the English Courts to settle any disputes which may arise in connection with this Agreement.

I would ask you to confirm your acceptance of our offer by signing the attached copy and returning it to me.

Yours sincerely

/s/ Robert P. Myron

SIGNED as a deed by Andrew Carrier in	)	/s/ Andrew J. Carrier
the presence of:	)

Witness’s signature:	/s/ Philippa Robbins

Witness’s name	PHILIPPA ROBBINS
(in capitals):

Witness’s address:	Rooks Rider
Challoner House
10 Clerkenwell Close
London EC1R0RR

SCHEDULE 1

CONFIDENTIALITY, INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIVE

COVENANTS

I.	CONFIDENTIALITY

1.1	Confidential information

You acknowledge that during your Appointment you will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Company. This includes but is not limited to information and secrets relating to:

(a)	corporate and marketing strategy, business development and plans, maturing business opportunities, sales reports and research results;

(b)	business methods and processes, manuals and operating procedures, technical information and know-how relating to the Company’s business and which is not in the public domain, including inventions, designs, programs, techniques, database systems, formulae and ideas;

(c)	business contacts, lists of customers and suppliers and details of contracts with them and their current or future requirements;

(d)	information on employees, including their particular skills and areas of expertise and their terms of employment;

(e)	expenditure levels and pricing discounting policies;

(f)	budgets, management accounts, trading statements and other financial reports; and

(g)	any document marked “confidential” or any information not in the public domain.

1.2	Using confidential information

You will not during your Appointment (otherwise than in the proper performance of your duties and then only to those who need to know such Confidential Information) or thereafter (except with the prior written consent of the Chairman or as required by law):

(a)	divulge or communicate to any person (including any representative of the press or broadcasting or other media);

(b)	cause or facilitate any unauthorised disclosure through any failure by you to exercise due care and diligence of; or

(c)	make use (other than for the benefit of the Company) of

any Confidential Information relating to the business of the Company which may have come to your knowledge during your employment with the Company or in respect of which the Company may be bound by an obligation of confidence to any third party. You will also use your reasonable endeavours to prevent the publication or disclosure of any such Confidential Information. These restrictions will not apply after your Appointment has terminated to Confidential Information which has become available to the public generally, otherwise than through unauthorised disclosure.

This does not prevent you from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

1.3	Returning Confidential Information

All notes, memoranda, and other records (however stored) made by you during your Appointment and which relate to the business of the Company will belong to the relevant member of the Company and will promptly be handed over to it (or as it directs) from time to time on request and at the end of your Appointment, without copies being kept by you or anyone else on your behalf.

2.	INTELLECTUAL PROPERTY RIGHTS

2.1	Executive Intellectual Property and Executive Inventions

(a)	Any Executive Intellectual Property and any Executive Inventions will be notified and disclosed by you to the Company in an appropriate manner as soon as it comes into existence irrespective of whether you are entitled to ownership of such Executive Invention.)

(b)	Save as provided by law, any Executive Inventions or Executive Intellectual Property will belong to the Company. Insofar as permissible by law, you hereby assign to the Company absolutely with full title guarantee and free from all encumbrances (by way of present assignment of all future rights) all rights in Executive Inventions and Executive Intellectual Property. Any Executive Inventions or Executive Intellectual Property which do not belong and cannot be assigned to the Company in accordance with this Paragraph 2.1 will insofar as permissible by law be held on trust by you for the benefit of the Company until they are vested absolutely in the Company.

(c)	Save as provided by law and set out in this Schedule, you have no rights to additional remuneration or compensation in respect of any Executive Intellectual Property or Executive Invention.

2.2	Company interests

You acknowledge that, because of the nature of your duties and the particular responsibilities arising from those duties, your employment with the Company carries with it a special obligation to further the interests of the Company.

2.3	Your duties

(a)

You undertake that, at the Company’s expense and upon request (whether during or after the termination of your Appointment), you will execute such documents, make such applications, give such reasonable assistance and do such acts and things as may be necessary to enable the Company to enjoy the full benefit of this Paragraph 2. This will include the giving of reasonable assistance or advice (including giving evidence if so required) in connection with:

(i)	the prosecution of any applications for the registration of;

(ii)	any proceedings brought to prevent the infringement of; and/or

(iii)	any proceedings concerning or affecting the validity of

any Executive Intellectual Property.

(b)	Should you fail to comply with a request under Paragraph 2.3(a) the Board is irrevocably authorised to appoint some person in your name and on your behalf to sign any documents and take such other steps as are necessary to give effect to this Paragraph 2.

3.	RESTRICTIVE COVENANTS

3.1	Scope of restrictive covenants

Without prejudice to Clause 2 (Your duties during your Appointment), during your Appointment and in the case of each of the Paragraphs (a)-(d) for the periods set out at the start of each Paragraph after the Termination of your Appointment less (in the case of Paragraph 3.1(a) and (b) any period during which you are not required to attend for work pursuant to Clause 9.5 (Garden leave and projects), you will not (except with prior written consent of the Board) directly or indirectly do or attempt to do any of the following:

(a)	for 12 months, to any material extent, undertake, carry on or be employed, engaged or interested in any capacity in the supply or proposed supply of Competitive Services within the Territory. Competitive Services will be provided within the Territory if any business in which you are to be involved is located, or will be located, or is conducted or will be conducted, wholly or partly within the Territory;

(b)	for 12 months be employed or engaged in any capacity by a Customer in connection with the supply of Competitive Services;

(c)	for 12 months entice, induce or encourage a Customer to transfer or remove custom from the Company;

(d)	for 12 months solicit or accept business from a Customer for the supply of Competitive Services;

(e)	for 12 months:

(i)	entice, induce or encourage an Employee to leave or seek to leave his or her position with the Company; or

(ii)	work with an Employee,

in either case for the purpose of being involved in or concerned with the supply or proposed Supply of Competitive Services regardless of whether or not that Employee acts in breach of his or her contract of employment with the Company by so doing; or

(f)	for 12 months (i) entice, induce or encourage an Employee to leave or seek to leave his or her position with the Company; or (ii) work with an Employee.

Nothing in Paragraph 3.1(a) will prevent you after the Termination of your Appointment from holding or being interested in bona fide investments representing not more than five per cent of any class of shares or securities in any company listed or dealt in on any recognised stock exchange. Nothing in paragraph 3.1(e) or (f), will prevent you working with an Employee during your Appointment.

3.2	Defined terms in this Paragraph

For the purpose of this Paragraph 3:

(a)	“Competitive Services” means goods or services competitive with those which during or at the expiry of the Relevant Period the Company was supplying or negotiating or actively and directly seeking to supply to any Customer for the purpose of Relevant Business but excluding such types of goods or services if they were only provided to persons who indicated unequivocally during the first six months of the Relevant Period that they would not be a customer for the purposes of Sub-Paragraph 3.2(b)(i);

(b)	“Customer” means a person:

(i)	who is at the expiry of the Relevant Period or who was at any time during the Relevant Period a customer of the Company (whether or not goods or services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company was actively and directly seeking to supply goods or services, in either case for the purpose of Relevant Business; and

with whom you or an Employee reporting directly to you working to any material extent in Relevant Business had dealings at any time during the Relevant Period or for whom you were responsible or about whom you were in possession of confidential information, in any such case in the performance of duties for the Company.

Nothing in Paragraph 3.2(b)(i) will include a person who indicated unequivocally during the first six months of the Relevant Period that such person would not be a customer for the purposes of that Paragraph;

(c)	“Employee” means a person who:

(i)	is employed in or who renders services to Relevant Business of the Company in a managerial or marketing or sales or senior capacity;

(ii)	has responsibility for customers of the Company or influence over them; or

(iii)	is in possession of confidential information about the Company’s business;

and who in any such case was so employed and so rendered services during the Relevant Period and who:

(iv)	had dealings with you during the Relevant Period; or

(v)	about whom at the end of the Relevant Period you had confidential or sensitive information by virtue of your duties;

(d)	“Relevant Business” means the areas of business of the Company in which, pursuant to your duties, you were materially involved or were in possession of Confidential Information, in either case at any time during the Relevant Period;

(e)	“Relevant Period” means:

(i)	the period of your Appointment, in relation to your actions during your Appointment; and

(ii)	the period of twelve months ending on the last day of your Appointment or the period of your Appointment if shorter than twelve months, in relation to your actions following the end of your Appointment; and

(f)	“Territory” means England, Wales, Scotland and/or Northern Ireland, Bahamas and any other country or, in the United States, any other state in which the Company is operating or planning to operate Relevant Business at the expiry of the Relevant Period. Relevant Business will be operating within the Territory at the expiry of the Relevant Period it has been located, conducted or promoted in that country or state during the Relevant Period.

3.3	Severability

Each part of this Paragraph 3 constitutes an entirely separate and independent restriction and does not operate to limit any other obligation owed by you, whether that obligation is express or implied by law. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions.

3.4	Legitimate business interest

You acknowledge that each of the restrictions in this Paragraph 3 goes no further than is necessary for the protection of the Company’s legitimate business interests.

3.5	Future offers of employment

Before accepting any offer of employment either during your Appointment or during the continuance of the restrictions in this Paragraph 3, you will immediately provide to the person making such offer and its agents, including any head hunter a complete signed copy of this Agreement.

SCHEDULE 2

20.	DATA PROTECTION

20.1	Consent to process Executive’s Personal Data

For the purpose of the Data Protection Act 1998 you consent, by signing this Agreement, to the collection, holding, use, disclosure and processing (both electronically and manually) by the Company or any Associated Company (or a company appointed by them for such purposes) of the Executive Personal Data. This Executive Personal Data may be used for purposes relating to your employment and the operation, management, security and administration of the business of the Company or any Associated Company. This may include but is not limited to processing done in connection with:

(a)	administering and maintaining personnel records;

(b)	planning, paying and reviewing salary and other remuneration and benefits;

(c)	planning, providing and administering benefits whether statutory or contractual;

(d)	assessments of your performance or conduct including performance appraisals and reviews and for disciplinary and grievance procedure purposes;

(e)	maintaining sickness and other absence records;

(f)	maintaining health and safety records and ensuring a safe working environment;

(g)	taking decisions on your fitness to work and complying with obligations under the Disability Discrimination Act 1995;

(h)	providing references and information to future employers (whether inside the Group or outside the Group);

(i)	providing information to the appropriate external authorities for tax, social security and other purposes as required by law to comply with any statutory duty;

(j)	equal opportunities, ethnic monitoring and compliance with legal obligations in connection with them;

(k)	providing information to any future purchasers of the Company or to any transferees of the business in which you work, including but not limited to, for due diligence purposes; and

(l)	planning or reviewing options, in relation to the operation or management of the Company.

1.2	Consent to transfer the Executive Personal Data

You also consent to the transferring of the Executive Personal Data to a country or territory outside the European Economic Area for any of the above purposes.

21.	USE AND MONITORING OF EQUIPMENT

21.1	Use of equipment

You will not use any computer hardware or software or any other technical equipment or systems owned, licensed or rented:

(a)	by the Company for any purpose other than to carry out your proper duties; or

(b)	by you or any person other than the Company for any purpose connected with the carrying out of your proper duties.

21.2	Monitoring use of equipment

You agree that the Company may monitor, intercept or record your use of office equipment, including but not limited to: email, the internet, your telephone and any mobile phone issued to you by the Company.